                                                                      EXHIBIT 15





The Reynolds and Reynolds Company
115 South Ludlow Street
Dayton, Ohio  45402

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Reynolds and Reynolds Company and subsidiaries for the period ended December 31, 1994, as indicated in our report dated February 7, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 1994, is incorporated by reference in this Registration Statement on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Deloitte & Touche LLP
Dayton, Ohio
April 24, 1995





                                                                             10